EXHIBIT 13.2


                           SENIOR CARE INDUSTRIES, INC.
                                  BALANCE SHEET
----------------------------------------------------------------------------------------

                                     ASSETS


                                                          JUNE 30, 2001     JUNE 30, 2000
                                                          -------------     -------------
Current assets:
    Cash                                                  $    258,314      $     30,329
    Deposits                                                   141,700           135,364
    Accounts receivable                                        693,907           723,539
    Notes Receivable                                            59,757
    Noble Furniture Inventory                                  532,678           852,554
    Real Estate Inventory Held for Resale                    5,658,002
    Prepaid Rent                                                 6,418
    Prepaid Taxes                                               17,120
    Prepaid Lease Payments                                       2,082
    Other Prepaid Expenses                                       2,550            26,496
    Other current assets                                        16,163
                                                          -------------     -------------
      Total current assets                                   7,288,691         1,771,653

Fixed Assets:

Property held for resale:
    Construction in progress                                 3,346,836        15,273,812
    Capitalized Interest                                       902,448
    Capitalized Expenses                                       940,337
    Less: Accumulated Depreciation                             (44,284)          (33,253)
Property held for rental income:
    Rental Property                                          8,460,000         1,800,000
                                                          -------------     -------------
     Total Real Property Assets:                            13,605,337        17,040,559

Machinery & Equipment                                          226,291           134,835
Office Equipment                                                17,681            17,681
Leasehold Improvements                                          28,933            28,933
Capitalized Equipment Leases                                    50,673            50,673
Less: Accumulated Depreciation                                (163,888)         (107,255)
                                                          -------------     -------------
     Total Property and Equipment:                             159,160           124,867

Other assets:
    Investment in Delran Associates, LLC                     3,234,000         3,234,000
    Goodwill Noble Furniture                                 1,732,240         1,732,240
    Investment in Senior Care International                 70,229.055
    Less: Accumulated Amortization                            (114,132)          (38,044)
                                                          -------------     -------------
      Total other assets                                    75,081,163         4,928,196
                                                          -------------     -------------

      Total assets                                        $ 96,134,351      $ 23,865,275
                                                          =============     =============

     The accompanying notes are an integral part of the financial statements

                                       F-2



                             SENIOR CARE INDUSTRIES
                                  BALANCE SHEET
----------------------------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                      JUNE 30, 2001    JUNE 30, 2000
                                                                      -------------    -------------
Current liabilities:
    Accounts payable                                                  $    563,136     $    408,487
    Payroll Accruals                                                        21,195           34,671
    Garnishment Payable                                                      1,393
    Sales Tax Reimbursements Payable                                          (704)
    Notes payable - current portion                                         (5,928)
    Lines of credit - current portion                                                        56,125
    Real Estate loans payable - current portion                          4,684,339        6,984,328
    Capital lease obligation-current portion                                 9,795           10,227
    Other current liabilities                                                4,995
                                                                      -------------    -------------
      Total current liabilities                                          5,278,221        7,493,738

    Real estate loans Payable, net of current portion                   17,369,515        4,036,552
    Notes payable, net of current portion                                2,320,147        1,102,880
    Lines of credit, net of current portion                                572,657          817,201
    Accrued interest on notes payable                                                       114,333
                                                                      -------------    -------------
      Total Long Term Liabilities                                       20,262,319        6,070,966
                                                                      -------------    -------------
      Total liabilities                                                 25,440,540       13,564,791

Stockholders' equity :
    Common stock, $.001 par value, 50,000,000 shares authorized,
       9,591,654 shares issued and outstanding June 30, 2000                                  9,562
      14,710,182 shares issued and outstanding June 30, 2001                14,170
      Preferred stock, $.001 par value, 5,000,000 shares
      authorized, Series F Preferred Stock, 1,050,000 shares
      outstanding                                                            1,050
    Additional paid in capital                                          72,792,428        7,647,489
    Accumulated deficit                                                 (2,113,837)      (2,133,923)
                                                                      -------------    -------------
     Total stockholders' equity                                         70,693,811        9,790,974
                                                                      -------------    -------------
     Total liabilities and stockholders' equity                       $ 96,134,351     $ 23,865,275
                                                                      =============    =============

     The accompanying notes are an integral part of the financial statements



                          SENIOR CARE INDUSTRIES, INC.
                             STATEMENT OF OPERATIONS
---------------------------------------------------------------------------------------------------------

                                                  Three Months Ended             Six Months Ended
                                                       June 30,                        June 30,
                                                2001            2000             2001            2000
                                            -------------   -------------   -------------   -------------
Revenue
     Rental income                          $    276,094    $    157,562    $    485,985    $    281,263
     Real Estate Sales                         1,501,000                       1,501,000
     Noble Furniture Sales                     1,265,533       1,371,533       2,658,862       2,693,881
     Noble returns & allowances                  (15,445)        (28,159)        (15,445)        (65,068)
                                            -------------   -------------   -------------   -------------
Total Revenue                                  3,027,182       1,500,936       4,630,402       2,910,076
Less:
Cost of Sales-Real Estate                     (1,386,328)                     (1,386,328)
Cost of Sales-Noble Furniture                 (1,047,160)     (1,109,990)     (2,205,305)     (1,967,336)
                                            -------------   -------------   -------------   -------------
Gross Profit on Sales                            593,694         390,946       1,038,769         942,740

Less:
Operating Expenses
     Selling, general, and administrative       (553,706)       (258,831)       (842,447)       (697,746)
     Depreciation and amortization               (80,522)        (47,933)       (161,044)       (132,600)
                                            -------------   -------------   -------------   -------------
Total Operating Expenses                        (634,258)       (306,764)     (1,003,491)       (830,346)
                                            -------------   -------------   -------------   -------------
Income from Operations                           (40,564)         84,182          35,278         112,394

Other Income and (Expenses)
     Interest income                                               1,750                           1,750
     Interest expense                                            (95,275)                       (174,794)
                                            -------------   -------------   -------------   -------------
Total Other Income and (Expenses)                                (93,525)                       (173,044)
                                            -------------   -------------   -------------   -------------
Income Before Income Taxes                       (40,564)         (9,343)         35,278         (60,650)
Provision for Income Taxes
                                            -------------   -------------   -------------   -------------
Net Income (Loss)                           $    (40,564)   $     (9,343)   $     35,273    $    (60,650)
                                            =============   =============   =============   =============

Earnings Per Share - Basic & Diluted        $     (0.002)   $     (0.001)   $      0.002    $      (0.01)
                                            =============   =============   =============   =============
Weighted Average Number of Shares             14,710,182       9,591,654      14,710,182       9,591,654
                                            =============   =============   =============   =============

     See accompanying notes to financial statements and accountant's report


                               SENIOR CARE INDUSTRIES, INC.
                                  STATEMENT OF CASH FLOWS
==============================================================================================
                                                                      Three Months Ended
                                                                 June 30, 2001   June 30, 2000
                                                                 -------------   -------------
Cash Flow from Operating Activities:
      Net income (loss)                                          $   (40,564)    $  (60,650)
      Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
          Stock issued for services                                                  29,029
          Depreciation and amortization                               80,522        132,600
          Senior Care Property Sales adjustment items:
          (Increase) decrease in inventory                         1,196,478
          Noble Furniture adjustment items:
          (Increase) decrease in accounts receivable                   2,289       (164,114)
          (Increase) decrease in inventory                          (102,126)      (106,397)
          (Increase) decrease in prepaid expenses                     (1,345)       (16,253)
          (Increase) decrease in other current assets               (204,008)      (119,505)
          (Increase) decrease in Property & Equipment                (50,962)
          Increase (decrease) in accounts payable                    (59,921)        58,220
          Increase (decrease) in payroll accruals                     (6,537)
          Increase (decrease) in garnishments payable                    684
          Increase (decrease) in Sales Tax Payable                      (191)
          Increase (decrease) in accrued interest                                    49,000
          Increase (decrease) in accrued expenses                                     6,271
                                                                 ------------   ------------
Net Cash Provided (Used) by Operating Activities:                    814,319       (191,799)

Cash Flow from Investing Activities:
      Cash provided (used) for land purchases                       (750,000)
      Cash provided (used) by construction in progress               194,549     (1,508,565)
                                                                 ------------   ------------
Net Cash Provided (Used) by Investing Activities:                   (555,451)    (1,508,565)

Cash Flow from Financing Activities:
      Net proceeds (payments) from real estate loans:
         Proceeds (payments) Pecos Russell                           128,494
         Proceeds (payments) Evergreen Manor II                   (1,196,478)
         Proceeds (payments) Flamingo 55                           1,050,000
      Net proceeds (payments) from notes payable                       1,198      1,605,030
                                                                 ------------   ------------
Net Cash Provided (Used) by Financing Activities:                    (20,182)     1,605,030
                                                                 ------------   ------------
Net Increase (Decrease) in Cash                                      220,659        (95,334)
Cash Balance at Beginning of Period                                   37,655         65,005
                                                                 ------------   ------------
Cash Balance at End of Period                                    $   258,314    $    30,329
                                                                 ============   ============
Supplemental Schedules of Cash & Noncash Operating, Investing,
   and Financing Activities:
      Cash paid during the period for interest, including
        amounts capitalized                                      $   428,408    $   858,080
                                                                 ============   ============
      Cash paid during the period for income tax                 $    -0-       $    -0-
                                                                 ============   ============
      Issuance of common stock for services                      $    -0-       $    29,029
                                                                 ============   ============
      Capital lease incurred on machinery and equipment          $    -0-       $    50,673
                                                                 ============   ============
      Issuance of common stock in acquisitions                   $   300,000    $ 2,897,250
                                                                 ============   ============
      Issuance of preferred stock in acquisitions                $70,229,055    $    -0-
                                                                 ============   ============
      Issuance of common stock in conversion of preferred stock  $    -0-       $     2,173
                                                                 ============   ============

     See accompanying notes to financial statements and accountant's report

                                       F-4

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized February 26, 1968 under the laws of the State of Idaho as Golden Chest, Inc. ("the Company"). During all of 1998 and through April 1999, the Company was inactive.

On April 2, 1999, the Company transferred its existing assets which consisted of patented mining claims to Paymaster Resources Incorporated. There were no liabilities. Paymaster Resources Incorporated was a company that was controlled by the directors of Golden Chest, Inc. who thereafter resigned and new directors were appointed. The purpose of this transfer was to leave Golden Chest with no assets and no liabilities. The book value of these assets was $20,816, which was recorded as a loss from discontinued operations on the statement of operations for the period ended December 31, 1999.

On April 2, 1999, the Company Board of Directors authorized a 1 for 100 reverse stock split of the Company's $0.10 par value common stock. On April 3, 1999, the Company's Board of Directors approved increasing the authorized common stock to 50,000,000 shares at $0.001 par value and increasing the authorized preferred stock to 5,000,000 shares at $0.001. For purposes of comparison, all financial statements reflect the retroactive effects of the reverse split and the changes in par value and authorized common and preferred stock.

On April 30, 1999, the Company completed an asset purchase agreement where it purchased the assets and assumed the liabilities of East-West Community Developer, Inc. ("East-West") for a note payable of $700,000, 1,480,122 shares of common stock, and 400,000 shares of Series B preferred stock. The Series B preferred stock was converted on April 5, 2000 to common stock in the Company. The total value of the acquisition of $8,404,176 was based on the book value of net assets of East-West which Senior Care received, which consisted of real estate assets that had been appraised at the time of the transfer less the related real estate loans. Management felt that the recent appraisals where sufficient determinants of value as of the acquisition date.

On August 26, 1999, the Company changed its name to Senior Care Industries, Inc. and the corporate situs to Nevada.

The Company previously reported its financial statements under SFAS 7 as a developmental stage company. During fiscal 1999, the Company was no longer considered in the development stage as it has generated income from its intended sources since that year.

Management believes the Company's rental operations, furniture manufacturing operations and sales of condominium units which commenced during the period ended June 30, 2001 will be sufficient to fund the Company's operations. There is no assurance that the Company will be able to generate sufficient revenues or obtain sufficient funds where needed from construction loans or equity funding, or that such funds, if available, can be obtained on terms satisfactory to the Company.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies for investments in other entities:

Senior Care has investments in the Delran Associates, LLC and Noble Furniture. It formerly held a stock position in Rent USA. Effective April 30, 2001, Senior Care divested itself of its stock in Rent USA and the 2,000,000 Series D preferred shares issued to Rent USA in connection with that transaction on October 3, 2000 were returned to the treasury of the Company and cancelled. This resulted in a reduction of the Company's assets of $2,250,000 during this quarter as a result of the cancellation of the Series D preferred stock.

The Delran investment was part of the East-West Developer asset acquisition and was based on the book value of net assets which Senior Care received, which consist of real estate assets that were recently appraised. Senior Care received a 45% membership interest in that limited liability company. There is on-going litigation regarding the Delran interest but to date, management has not made a determination that the value of that interest should be changed as a result of that litigation.

The purchase of Noble Furniture was valued based upon an appraisal of the assets of that company and the number of shares of Senior Care common stock given was based upon the market price of those shares as of the date the transaction was completed. The difference between the value of the assets and the value of the stock paid was considered good will and is being amortized over a period of 15 years. In that transaction, Senior Care obtained all of the outstanding shares of Noble Furniture and it is now a wholly owned subsidiary.

On a quarterly basis, Senior Care management assesses whether there is likely to be any impairment of its value in its investments. During this quarter, management determined that its investment in Rent USA had become worthless and returned all stock which Senior Care owned in Rent USA to that company and received from Rent USA the 2,000,000 shares of Series D preferred stock which Senior Care had paid for the common stock which it received in Rent USA in October of 2000. Whether there will be any impairment in Senior Care's investment in Delran will be determined after reviewing the progress in the Delran litigation which is presently pending and whether it is likely that there will need to be any adjustment to the value of that interest as a result. If the investment is considered impaired, then management will inform its principal accountant accordingly and adjustments to the value of the asset will be made on the financial statements.

There is also a current dispute regarding the property which Senior Care purchased from the Mexican subsidiaries of Tri-National Development Corp. on April 30, 2001. A full discussion of that dispute follows.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

During the period ended June 30, 2001, Senior Care through its Mexican subsidiary purchased property from various Mexican subsidiaries of Tri-National Development Corporation [OTC:BB TNAV]. The properties were purchased with Senior Care preferred stock. On May 25, 2001, Tri-National reported on a form 8-K that it's subsidiaries had sold these properties to Senior Care International S.A. de C.V., a wholly owned subsidiary of Senior Care Industries, Inc. It also reported that those sales closed on April 30, 2001. Then, on July 12, 2001, Tri-National filed a new report on Form 8-K. In that report, Tri- National reported that the Board of Directors of Tri-National had voted to cancel the sales effective July 2, 2001.

Senior Care's position is that the action by Tri-National's board had no effect on the property sales for the following reasons:

1. The properties were owned by Tri-National's Mexican subsidiaries. The respective boards of directors of those Mexican corporations had full authority to act independently of the board of Tri-National Development with the right to sell the properties of those Mexican subsidiaries and did so.

2. The action by the Tri-National Board came after Tri-National Development reported on Form 8-K that the sales had closed on May 25, 2001. The action of the Board reported on July 12, 2001 attempted to cancel the sales effective July 2, 2001 but those sales had already closed on April 30, 2001.

3. The property sales had been approved by the respective boards of the Mexican subsidiaries before the property sales closed. Additionally, Senior Care obtained legal opinions with regard to each property transaction from Mexican counsel, copies of which were filed as exhibits attached to Senior Care's 8-K Report filed on July 5, 2001.

However, as a part of each separate transaction, Senior Care contracted to purchase the stock which Tri-National owned in each of its Mexican subsidiary corporations. The agreement to purchase the stock of the Mexican subsidiaries would necessarily have to be approved by the board of Tri-National Development. Senior Care management believed that board approval had been obtained. It now appears from the statements made in the Report filed on July 12, 2001, that the Tri-National board changed its mind after it had previously approved the transaction.

There was a separate contract between Tri-National Development and Senior Care to sell the stock in Tri-National Holdings S.A. de C.V. since that stock had been pledged to Capital Trust [NYSE:CT] by Tri-National. When Michael Sunstein executed that contract on behalf of Tri-National, he warranted that all conditions to closing had been met other than the approval of Capital Trust which the seller warranted they would obtain for Senior Care. That has not occurred.

Senior Care has booked the assets on its balance sheet together with the corresponding liabilities. Whether Senior Care will be able to complete all of the stock purchases contemplated by the transaction may not be settled until after Senior Care's tender for control of Tri- National has been completed. The reason for this is that at this time, the Tri-National board is not friendly toward Senior Care's position and a dispute has arisen. The last day for shareholders of Tri- National to tender their shares is August 31, 2001. The purchase of the stock in Tri-National Holdings S.A. de C.V. will, most likely, depend upon whether Senior Care can reach an accommodation with Capital Trust.

What follows is a pro forma financial statement showing what the effect would be on Senior Care's financial statements if the assets which Senior Care purchased from Tri-National's Mexican subsidiaries were reversed because Tri-National's Board was successful after prolonged contested litigation in unwinding the purchases which Senior Care International made from Tri-National's Mexican subsidiaries.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

                           SENIOR CARE INDUSTRIES, INC.
                                    PRO FORMA
                                  BALANCE SHEET

                                     ASSETS

                                                           PRO FORMA           ACTUAL
                                                          JUNE 30, 2001     JUNE 30, 2000
                                                          -------------     -------------
Current assets:
    Cash                                                  $    258,314      $     30,329
    Deposits                                                   141,700           135,364
    Accounts receivable                                        693,907           723,539
    Notes Receivable                                            59,757
    Noble Furniture Inventory                                  532,678           852,554
    Real Estate Inventory Held for Resale                    5,658,002
    Prepaid Rent                                                 6,418
    Prepaid Taxes                                               17,120
    Prepaid Lease Payments                                       2,082
    Other Prepaid Expenses                                       2,550            26,496
    Other current assets                                        16,163
                                                          -------------     -------------
      Total current assets                                   7,288,691         1,771,653

Fixed Assets:

Property held for resale:
    Construction in progress                                 3,346,836        15,273,812
    Capitalized Interest                                       902,448
    Capitalized Expenses                                       940,337
    Less: Accumulated Depreciation                             (44,284)          (33,253)
Property held for rental income:
    Rental Property                                          8,460,000         1,800,000
                                                          -------------     -------------
     Total Real Property Assets:                            13,605,337        17,040,559

Machinery & Equipment                                          226,291           134,835
Office Equipment                                                17,681            17,681
Leasehold Improvements                                          28,933            28,933
Capitalized Equipment Leases                                    50,673            50,673
Less: Accumulated Depreciation                                (163,888)         (107,255)
                                                          -------------     -------------
     Total Property and Equipment:                             159,160           124,867

Other assets:
    Investment in Delran Associates, LLC                     3,234,000         3,234,000
    Goodwill Noble Furniture                                 1,732,240         1,732,240
    Less: Accumulated Amortization                            (114,132)          (38,044)
                                                          -------------     -------------
      Total other assets                                     4,852,108         4,928,196
                                                          -------------     -------------

      Total assets                                        $ 25,905,296      $ 23,865,275
                                                          =============     =============

                                       F-8


                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED


                             SENIOR CARE INDUSTRIES
                                    PRO FORMA
                                  BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        PRO FORMA         ACTUAL
                                                                      JUNE 30, 2001    JUNE 30, 2000
                                                                      -------------    -------------
Current liabilities:
    Accounts payable                                                  $    563,136     $    408,487
    Payroll Accruals                                                        21,195           34,671
    Garnishment Payable                                                      1,393
    Sales Tax Reimbursements Payable                                          (704)
    Notes payable - current portion                                         (5,928)
    Lines of credit - current portion                                                        56,125
    Real Estate loans payable - current portion                          1,050,000        6,984,328
    Capital lease obligation-current portion                                 9,795           10,227
    Other current liabilities                                                4,995
                                                                      -------------    -------------
      Total current liabilities                                          1,643,882        7,493,738

    Real estate loans Payable, net of current portion                   11,324,799        4,036,552
    Notes payable, net of current portion                                2,320,147        1,102,880
    Lines of credit, net of current portion                                572,657          817,201
    Accrued interest on notes payable                                                       114,333
                                                                      -------------    -------------
      Total Long Term Liabilities                                       14,417,603        6,070,966
                                                                      -------------    -------------
      Total liabilities                                                 15,761,485       13,564,791

Stockholders' equity :
    Common stock, $.001 par value, 50,000,000 shares authorized,
       9,591,654 shares issued and outstanding June 30, 2000                                  9,562
      14,710,182 shares issued and outstanding June 30, 2001                14,170
    Additional paid in capital                                          12,243,478        7,647,489
    Accumulated deficit                                                 (2,113,837)      (2,133,923)
                                                                      -------------    -------------
     Total stockholders' equity                                         10,143,811        9,790,974
                                                                      -------------    -------------
     Total liabilities and stockholders' equity                       $ 25,905,296     $ 23,865,275
                                                                      =============    =============

Please note that the difference between the actual balance sheet and the pro forma balance sheet set forth here is that the purchases which Senior Care International made from Tri-National's Mexican subsidiaries are not included on these pro forma statements nor are the corresponding liabilities resulting from those purchases included and the preferred stock issued in connection with them has been eliminated.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

General accounting polices and procedures are as follows:
---------------------------------------------------------

a. Senior Care records revenues from real estate sales when the escrow on the real estate transaction closes, that is when title has passed to the buyer and Senior Care receives the money it is owed on the transaction.

     No policy has yet been developed on the value of property held for resale as to whether the value of that property may be impaired as a result of not being able to sell it. Once the Company has some experience in the resale of property held for resale, then such a policy will be developed. The first sales of such property occurred during the period ended June 30, 2001.

     As to rental income, rent is treated as received when it is actually received.

     Sales of furniture from the operations of Noble Furniture are recorded when the furniture is delivered to the customer.

b. The Company has not yet adopted any policy regarding payment of dividends. No cash dividends have been paid since inception.

c. The cost of buildings and improvements are depreciated over the estimated useful life when they are placed in service. The Company utilizes the straight-line method of depreciation calculated over thirty years.

     Until the conclusion of the period ended June 30, 2001, Senior Care had three buildings which had been put into service and from which Senior Care collected rents. Those are Broadway-Acacia in Laguna Beach, California, Pecos Russell Business Center in Las Vegas, Nevada and Friendly Bear Plaza, also in Las Vegas. In June, the Broadway-Acacia building was sold to the Broadway-Acacia LLC leaving only the two Las Vegas buildings as rental income producers after June 30, 2001.

d. The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

e. Senior Care is required to estimate the fair value of all financial instruments included on its balance sheet at June 30, 2001. The Company considers the carrying value of such amounts in the financial statements (cash, real estate loans and note payable) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

f. Senior Care has net operating loss carry forwards as of June 30, 2001 that results in a deferred tax asset of approximately ($2,113,837). Senior Care has recorded a valuation allowance against this asset in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for income taxes." The Company will review its need for a provision for income taxes after each operating quarter and each period for which a statement of operations is presented. The Company's marginal tax rate is 0% as a result of the valuation allowance.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES, CONTINUED

g. Basic net income per common share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of convertible preferred stock and options, are included in the computation of diluted net income per common share to the extent such shares are dilutive.

h. The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. During the period ended June 30, 2001, management determined that the stock it held in Rent USA had become worthless and thus the value of that asset was impaired and was written off. At this time, there are no other known impairments to the Company's long lived assets. There can be no assurance, however, that the value of other long lived assets of Senior Care will not change in the future. In particular, the Delran asset may be impaired as a result of current litigation. At this juncture, it is too early to make any such determination.

i.   Inventories are stated at cost determined using the first-in, first-out
     (FIFO) method, but not in excess of market. Inventories consist of raw materials, work-in process and finished goods. Costs include materials and direct labor. Inventories as stated on these financial statements are net after a deduction for doubtful accounts. Doubtful accounts from experience are a minor amount and for that reason, have not been stated separately.

NOTE 3 - REAL ESTATE

Real estate is made up of the following at

                                         June 30, 2001           June 30, 2000
                                         -------------           -------------

Rental property
Broadway-Acacia building                                         $ 1,800,000
Friendly Bear Plaza                        2,575,000
Pecos Russell Business Center              5,885,000
Capitalized Construction Interest            902,448
Capitalized Expenses                         940,337
Construction in progress                   3,346,836              15,273,812
Less: Accumulated Depreciation               (44,284)                (33,253)
                                         ------------            ------------
                                          13,605,337              17,040,559
                                         ============            ============

As of the period ended June 30, 2001, Senior Care had divested itself of the Broadway-Acacia building which had been carried as rental property at $1,800,000. As of the end of the same period, Friendly Bear and Pecos Russell Business Center in Las Vegas, Nevada were both completed and were added to property held for rental income.

Construction in progress includes the Signature property in New Mexico and Flamingo 55 in Las Vegas. The property in San Jacinto, California which the Company purchased in July, 2001, is not included in Construction in Progress for this period and is reported as a subsequent event.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 4 - MORTGAGE DEBT                                       June 30, 2001           June 30, 2000
                                                             -------------           -------------
The Company has mortgage obligations as summarized below.

Friendly Bear Property
----------------------
A secured term loan with a bank, bearing interest at 8.5%, payable in equal monthly installments of $17,312.
Balloon payment due 2009.                                     $  2,139,435             $ 2,139,435

Signature Property
------------------
A construction loan with a mortgage company,
bearing interest at 12.5% payable in interest
only monthly installments of $26,695. Balloon
payment due June 1, 2003. Note: This loan had                    2,297,025               2,297,025
been due on June 1, 2001 and was extended for
a period of two years prior to the expiration of
the original term.

Pecos Russell
-------------
Bank loan bearing interest at 9.25% payable in monthly installments of principal of $9,400 plus interest through December 2009. Balloon payment
due January 2010.                                                3,254,000               2,153,790

Evergreen Manor Property
------------------------
A construction loan with a bank, bearing interest
at prime plus 1.25% payable in interest only monthly
installments of $17,538. Balloon Payment due
February, 2002.                                                  3,634,339               4,230,929

Flamingo 55
-----------
A land loan with a bank, bearing interest at 14%
due April, 2002                                                  1,050,000

Plazas Resort
-------------
Payable to DUBSCA upon completion of
vacation timeshare project                                       9,079,055

Portal Del Mar
--------------
Payable to original seller on
completion of project                                              600,000
                                                               ------------            ------------
Total                                                           22,053,854              11,020,867
                                                               ============            ============


                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 5 - OTHER DEBT

The Company as part of the asset purchase agreement with East-West Community Developer, agreed to issue to a non-related third party a $700,000 note with principal and accrued interest due on March 29, 2002.

Noble Furniture has a credit line with Celtic Capital which is secured by inventory and accounts receivable under the terms of which Noble can borrow 50% of raw materials and finished goods and 80% of accounts receivable aged not more than 90 days. The weighted average interest rate on borrowings under the Celtic credit line was 12% during the year 2000 and to date during 2001.

Senior Care also has a credit line with American Auditors, LLC but that credit line is not secured by any assets of Senior Care. The weighted average interest rate on these borrowings under the American Auditors credit line was 10% during the year 2000 and to date during 2001.

NOTE 6 - COMMON STOCK

On May 1, 2000 the Company purchased Noble Furniture for 750,000 shares of Company common stock valued at $3,187,500 which was comprised of $232,199 in equipment, $1,223,061 in inventory, accounts receivable and cash totaling $1,223,061. The balance of $1,732,240 was booked as good will. The combination has been accounted for by the purchase method. Accordingly, the Company recorded assets acquired at their fair values. The Company accounted for the acquisition under the purchase method of accounting. The good will is being amortized over a period of 15 years.

The Articles of Incorporation authorize 50,000,000 shares of common stock. As of March 15, 2001, the Company had a total of 13,391,182 shares outstanding. On that date, a 30 to 1 reverse split reduced the number of outstanding shares from that amount to 446,634. After that date, the Board of Directors authorized the issuance of shares as follows:

1. On March 15, 2001, 1,600,000 shares pursuant to the 2001 Stock Option Agreement to officers and directors of Senior Care. These shares were registered by an S-8 Registration Statement filed on April 18, 2001. The options were granted to the following officers and directors in the following numbers whose addresses are at 410 Broadway, 2nd Floor, Laguna Beach, CA 92651 unless otherwise indicated:

Name of Officer or       Number of Shares
Director                 Optioned
-----------------------  -------------
Denzel Harvey              100,000
Director
325 South 200 East
Selina, UT 84654
-----------------------  -------------
Stephen Reeder             200,000
President
3450 E. Russell Road
Las Vegas, NV 89120
-----------------------  -------------
Bob Coberly                400,000
Vice President,
Chief Financial Officer
& Director
-----------------------  -------------
John Cruickshank           400,000
Senior Vice President,
Secretary & Director
-----------------------  -------------

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 6 - COMMON STOCK, CONTINUED

Name of Officer or       Number of Shares
Director                 Optioned
-----------------------  -------------
Scott Brake                200,000
Vice President &
Director
15555 Huntington Beach Lane
Huntington Beach, CA 92647
----------------------   ------------
Bob Eschwege               300,000
Plant Manager, Noble
Furniture
495 Raleigh Ave.
El Cajon, CA 92020
----------------------   ------------

2. On March 15, 2001, 8,000,000 shares to Aliso Circle Irrevocable Inter Vivos Trust as part of a compensation package to Mervyn A. Phelan, Sr. These shares are restricted. In April, the Company entered into a formal Employment Agreement with Mr. Phelan which became effective as of the date of his actual employment which commenced on March 12, 2001. Under the terms of that Employment Agreement, Senior Care agreed to the following basic terms:

a. Mr. Phelan will not receive a regular salary and shall receive other benefits in lieu of salary. Those benefits are as follows:

b. For each fiscal year during Mr. Phelan's employment under the terms of the 5 year employment contract, he will be eligible to receive an annual bonus (the "Bonus") based upon an Executive Incentive Compensation Plan (the "Plan") to be developed by executive management of the Company and approved and adopted by the Board of Directors. This Plan will include the terms, conditions and formula for computing bonuses for the Company's executive officers for each fiscal year; it being understood that the Company's expectation is to pay bonuses of at least twenty percent (20%) of an executive officer's base salary annualized for the achievement of annual strategic and operating plan goals and objectives. Executive shall be eligible to receive a share of any stock options under the terms of any Stock Option Plan which the Board of Directors or the shareholders may authorized during the course of the employment of the Executive.

c. As a condition to the Executive agreeing to become an executive of the Company, the Board of Directors authorized the issuance of 8,000,000 shares of common stock in the Company to be issued to the Aliso Circle Irrevocable Inter Vivos Trust dated May 5, 1998 as an inducement and for the specific purpose of protecting the Executive's family by providing a quality of life for the family which can be assured by this issue of stock. The issue of stock contemplated hereby shall be unconditional and fully paid and non-assessable regardless of whether the Executive shall complete his employment period.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 6 - COMMON STOCK, CONTINUED

3. On April 19, 2001, 3,013,548 common shares were issued to consultants who worked on various acquisitions for the Company including the San Jacinto, California transaction and other acquisitions in Las Vegas, Nevada. These shares were registered through an S-8 Registration filed on April 19, 2001. The persons who received those shares and their addresses are as follows:

Name & Address of         Number of
Consultant                Shares
-----------------------  -------------
Craig Brown              1,004,516
410 Broadway, Suite 203
Laguna Beach, CA 92651
-----------------------  -------------
Brian Eisberg            1,004,516
8 Vineyard Court
Navato, CA 94947
-----------------------  -------------
Michael Austin           1,004,516
1550 Bellwood
San Marino, CA 91108
-----------------------  -------------

4. On the same date, shares were issued to the sellers of the Flamingo 55 project in Las Vegas, Nevada. The name and address of the parties receiving these shares are as follows:

Name & Address            Number of Shares
------------------------  --------------
Woodbury-Viking Partnership
2330 Highland Ave.        250,000, Restricted
Las Vegas, NV 89102

5. On April 26, 2001, common stock was issued as part of the purchase price for the land acquisition in San Jacinto, California. The name and address of the party receiving those shares and the number of shares issued is as follows:

Name & Address            Number of Shares
------------------------  --------------
Perdico Properties Trust  1,300,000, Restricted
5670 S. Pecos
Las Vegas, NV 89120

6. On May 29, 2001, certain shares were issued to consultants as follows:

Name & Address           Number of Shares
-----------------------  --------------
Hudson Consulting Group  100,000, Restricted
268 West 400 South
Suite 300
Salt Lake City, UT 84101

As of June 30, 2001, there were a total of 14,710,182 common shares outstanding.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 7 - PREFERRED STOCK

SERIES A
--------
As of April 2, 1999 Senior Care had 34,500 of its Series A preferred stock, convertible at .12 shares of Senior Care's $0.001 par value common stock for 1 share of preferred. The Series A preferred shares have no preferences for the payment of dividends or liquidation preferences. Those shares were converted to 172,500 shares of common stock on April 5, 2000. There are presently no Class A preferred shares outstanding.

SERIES B
--------
On April 30, 1999 as part of the East-West purchase Senior Care issued 400,000 shares of its Series B preferred stock, par value $0.001, convertible at 5 shares of common stock for each share of preferred stock converted. The Series B preferred shares have no preferences for the payment of dividends or liquidation preferences. The option to convert the stock to common shares was exercised on April 30, 2000. There are presently no Series B preferred shares outstanding.

SERIES C
--------
The Company set up Series C preferred stock for the purpose of issuing stock in exchange for land in Tennessee. That transaction was canceled and the stock issued was voided. There are presently no Series C preferred stock outstanding.

SERIES D
--------
On October 3, 2000, Senior Care issued 2,000,000 shares of Series D preferred stock to Rent USA, Inc. in exchange for 5,000,000 shares of common stock in Rent USA, Inc. which was issued to Senior Care. The transaction had a stated value in the contract of $2,250,000. 5,000,000 shares of Rent USA represented 43.5% of the shares outstanding in that company as of the date of the transaction. On April 30, 2001, the shares of Rent USA were returned to that company and Senior Care received back the 2,000,000 shares of Series D preferred stock which was then placed into the treasury of the Company and cancelled.

SERIES F
--------
Series F preferred will be issued pursuant to a tender offer which Senior Care has made to its shareholders under the terms of which shareholders of Senior Care are being offered 1 share of Series F preferred for each share of common stock which the shareholder owns in Senior Care. The Series F preferred shares convert into common shares at the rate of 60 common shares for every 1 preferred share, 20% of the number of shares owned becoming convertible at the end of each 12th month anniversary date of the issue. These shares will be registered and issued pursuant to the tender offer and prospectus. It is anticipated that there could be up to 300,000 shares of Series F preferred stock issued under the terms of the tender offer which originally was due to expire on August 10, 2001 but was extended to September 30, 2001. Once converted, a maximum of approximately 18,000,000 common shares would be issued over the 5 year period with a maximum of approximately 3,600,000 common shares being issued each year.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 7 - Preferred STOCK, CONTINUED

The Company has filed an S-4 Registration Statement to register these shares with the Securities & Exchange Commission.

Prior to the actual making of the tender offer, Senior Care management agreed to issue restricted Series F preferred shares to Senior Care shareholders who complained about the 30 to 1 reverse split which took effect on March 15, 2001. These shares have the same terms as those offered by the tender offer and will become registered shares when the S-4 Registration Statement becomes effective. As of June 30, 2001, the Company had issued a total of 4,067 shares of Series F preferred.

SERIES G
--------
On April 28, 2001, Senior Care issued 1,050,000 shares of Series G preferred stock to Tri-National Development Corporation in exchange for certain assets of Tri-National. These Series G preferred shares are convertible into common stock over a period of 5 years, 20% of the number of shares held on the 24th month anniversary date of the issue and 20% thereafter on each 12th month anniversary date until all of the shares are converted. Each Series G preferred share converts into 20 common shares. Once converted, a total of 21,000,000 common shares will be issued with a maximum of 4,200,000 being convertible on April 28, 2003 and 4,200,000 being convertible on each 12th month anniversary date thereafter.

NOTE 8 - COMMITMENTS

Noble Furniture Leases
----------------------

The Company has an equipment lease on equipment used by Noble Furniture requiring payments of $320 per month which will expire in July, 2002.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 8 - COMMITMENTS, CONTINUED

Rent USA Equipment Leases
-------------------------

On January 23, 2001, Senior Care leased mining equipment which it in turn sub-leased to Equip USA, a wholly owned subsidiary of Rent USA. The leases were obtained and Senior Care agreed to become liable under the terms of the leases based upon Rent USA's representation that the equipment would be leased continually for at least the first two years to a single user under a written contract for the rental of the equipment. The obligations of the Company on these leases and the cost of the equipment leased were as follows:

Equipment                                  Cost           Monthly Payment
----------------------------------------------------------------------------
Nordberg 30x55 Jaw
Crusher & Cone                        $   796,535

9 Payments commencing 2/1/2001                               $ 25,000
50 Payments commencing 11/1/2001                               14,607

Superior Radial Stacker                    74,000

9 Payments commencing 2/1/2001                                  2,328
50 Payments commencing 11/1/2001                                1,367

2 Thunderbird Portable Conveyors          104,000

60 Payments commencing 4/25/2001                                1,762

Senior Care management discovered that after only three months use, the equipment was being returned to Senior Care by the end user and that Senior Care would have to find a new user for the equipment. By this time, Rent USA management who had expertise in the rental, repair, maintenance and operation of the equipment had left Rent USA, Rent USA was no longer doing any appreciable business and it appeared that Senior Care would be required to take over the entire equipment rental operation. Senior Care was unwilling to do so. Furthermore, management of Senior Care without the management of Rent USA, has no expertise in the equipment rental business. As a result, Senior Care negotiated with the original lessor of the equipment to find a new lessee for that equipment. It has also brought a lawsuit against all of the individuals and entities involved in this matter. Senior Care management has determined that the Company may suffer a loss as a result of the failure to honor all obligations under the terms of these leases. The extent of the loss is yet undetermined but is estimated to result in a one-time loss of approximately $300,000 at such time as Senior Care actually suffers the loss which will not be until such time as the equipment can be resold and a deficiency amount determined. The determination of the amount of the anticipated loss was determined after discussions with the lessors of the equipment leaseholds who have experience with the resale of this type of equipment.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 8 - COMMITMENTS, CONTINUED

Commitments on Baja California Properties
-----------------------------------------

Senior Care agreed when it purchased Plaza Rosarito, Tri-National agreed that it would allow Senior Care to repurchase $8,000,000 in value of Series F preferred stock to be used for the payment of Capital Trust who loaned Tri-National the money to purchase the Plaza Rosarito property initially. This stock repurchase is to be from the first sales proceeds from Plaza Rosarito.

Because of the recent injunctive proceedings brought by Capital Trust which could restrict Senior Care's ability to finance the development of Plaza Rosarito and the oceanfront property across the street from the shopping center, Senior Care is presently undertaking to purchase the judgment which Capital Trust has against Tri-National, and certain of its officers and directors.

Likewise, with respect to the Hills of Bajamar, Tri-National agreed that it would allow Senior Care to repurchase approximately $11,000,000 in value of Series F preferred stock to be used for the payment of bond holders, the bond holders' payments to come from the first sales of Hills of Bajamar lots and/or homes.

Senior Care also agreed to use its best efforts to register through an SB-2 Registration a debenture which would be issued to Tri-National's bond holders with the debenture being paid from the sale of lots and/or homes at the Hills of Bajamar.

NOTE 9 - STOCK BENEFIT PLAN

The Board of Directors authorized the 2000 Stock Option Plan under the terms of which stock options were given to certain officers and directors of the Company. A total of 19,493 post-split shares of common stock were issued under the terms of the 2000 Stock Option Plan to officers and directors during the year 2000. Then, the Board of Directors authorized the 2001 Stock option Plan under the terms of which a total of 1,600,000 shares were issued to officers and directors.

The option price to exercise the options under the 2001 Stock Option Plan was a fixed option price of $.001 per share. All of the options were exercised. No options were forfeit or expired during the year. The Company accounts for stock-based employee compensation arrangements under the intrinsic method pursuant to APB 25. The following table sets forth the amount paid to Senior Care upon exercise of the options and the actual value of the shares at the date of the grant of the option which was on March 15, 2001.

1,600,000 shares at $.001 per share: Option Price Paid:  $     1,600
Bid price of stock on grant date of March 15, 2001
of $1.06 per share                                       $(1,696,000
                                                         -----------
Resulting compensation expense attributable to issue:    $(1,694,400)

NOTE 10 - EARNINGS PER SHARE

The following table sets forth the computation of basic earnings per share for the six month period ended:
                                                June 30, 2001      June 30, 2000
                                                -------------      -------------

Numerator:
   Numerator for basic net profit (loss)
                                per share          $ 0.002            $ (0.01)
                                                  ==========         ==========
   Denominator:
   Denominator for basic profit or
loss per share - weighted average
                            shares outstanding    14,710,182         9,591,654
                                                  ==========        ===========

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 11 - LITIGATION

Delran Litigation
-----------------
Senior Care is involved in the following legal proceedings, all stemming from its ownership interest in the Delran Associates, LLC:

1. Robert B. Wasserman, Chapter 7 Trustee v. Willy Farah, Madeline Farah, Aziz Holdings, LLC, Aziz Holding, Inc., Senior Care Industries, Inc., Golden Chest, First American Stock Transfer, Inc. and Asia Bank, N.A., Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3361, District of New Jersey.

2. International Thermal Packaging, Inc. v. Willy Farah and Robert B. Wasserman, Chapter 7 Trustee, Bankruptcy Case No. 98-44940, Adversary Proceeding No. 00-3274.

Management does not expect that this litigation will ultimately result in a damage award against the Company. It could result in an adjustment to the value of the Company's interest in Delran or could wipe out the value of that interest completely. Normally, management makes adjustments to the value of Company investments quarterly if the Company is aware of any information which would negatively impact the investment. To date, no adjustments to the Delran investment has occurred. The Company has been required to expend approximately $75,000 to date defending its Delran interest in these proceedings by way of legal fees. It is anticipated that expenditure could increase by an additional $50,000 in legal fees over the next year.

Tri-National Litigation
-----------------------
On June 22, 2001, a Restraining Order was issued by the Superior Court of the State of California in the matter of Capital Trust, Inc. v. Tri- National Development Corporation, et al., County of San Diego, Case No. GIC756510 in which Senior Care Industries, Inc., as a non-defendant, third party, was restrained and enjoined from receiving, transferring, assigning, disposing of, interfering with, hypothecating or encumbering any rights to any real property owned by Tri-National Development Corporation or any of its wholly owned subsidiaries. This action followed the appointment of a receiver who was ordered to take possession of all property of Tri-National Development Corporation on May 24, 2001.

The properties which Senior Care International S.A. de C.V. purchased from various Mexican subsidiaries of Tri-National Development Corporation and which are located in Mexico, were the property of Senior Care International S.A. de C.V. prior to the imposition of the Restraining Order and are not, therefore, the property of Tri-National or its subsidiaries and are not subject to the control of the State Court Receiver. Mexican counsel has confirmed that neither Senior Care International S.A. de C.V. nor the properties owned by it are subject to the jurisdiction of the California Superior Court.

Although Senior Care's counsel has been informed that the State Court Receiver is attempting to place a lien against the property known as Plaza Rosarito, counsel has taken appropriate legal steps in Mexico to thwart any attempted action by the State Court Receiver or by Capital Trust, Inc. to interfere with Senior Care International's normal business activities in Mexico.

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 11 - LITIGATION, CONTINUED

Rent USA Litigation
-------------------

On July 31, 2001, Senior Care brought suit against Rent USA, its officers and directors, Equip USA, its officers and directors and the finance companies who leased the rock crushing equipment to Senior Care. This action entitled Senior Care Industries, Inc. v. Tom E. Kaplan, et al. was filed in the Superior Court of Orange County, California, Case No. 01CC00345 and assigned to the Honorable William F. McDonald in Department CX101. The lawsuit charges breach of contract, breach of fiduciary duty, fraud, conversion and RICO violations [18 U.S.C. 1962, et seq.] against various defendants.

NOTE 12 - SEGMENT INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Senior Care has developed the following segment information:

1. Rental income which the Company receives from the rental of its income real properties;

2. Income received from the Noble Furniture manufacturing operation;

3. Income from the sale of property which the Company holds for resale.

Income segments are reported as follows:

1. Income from the rental property segment for the 6 month period ended is as follows:

                                         June 30, 2001     June 30, 2000
                                         -------------     -------------

Rental Income                             $  485,985        $  281,263
Less: General & Administrative Expenses     (232,031)                -
Interest Expense                             (25,853)          (72,429)
Depreciation & Amortization                 (150,370)         (111,352)
                                          -----------       -----------
Loss Attributable to Rental Operations:   $   77,931        $   97,482
                                          ===========       ===========

                          SENIOR CARE INDUSTRIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        JUNE 30, 2000 AND JUNE 30, 2001
--------------------------------------------------------------------------------

NOTE 12 - SEGMENT INFORMATION, CONTINUED

2. Income and expenses incurred in connection with the Company's Noble Furniture operations for the six month period ended is as follows:

                                 June 30, 2001     June 30, 2000
                                 -------------     -------------

Sales                            $  2,658,862      $  2,693,881
Less: Sales Returns                   (15,445)          (65,068)
                                 -------------     -------------
Gross Sales                         2,643,417         2,628,813
Less: Cost of Good Sold            (2,205,305)       (1,967,336)
                                 -------------     -------------
Gross Profit on Sales                 438,112           661,477
Less: Selling, General &
      Administrative Expenses        (551,104)         (697,746)
      Interest Expense                (33,464)         (102,365)
      Depreciation                    (21,348)          (21,348)
                                 -------------     -------------
Net Loss                             (167,804)         (159,982)
                                 =============     =============

There are no customers of Noble Furniture whose purchases from that segment exceed 10% of the total sales of that segment for the six month reported period.

Please note that the segment information on Noble Furniture comprises only a partial year, that the business of Noble is seasonal and the information reflected does not necessarily demonstrate what the results may be for a full year of business.

3. Income from the sale of real property held for resale for the six month period ended is as follows:

                                 June 30, 2001     June 30, 2000
                                 -------------     -------------
Gross Sales                      $  1,501,000      $     -0-
Less:
Sales Expenses                       (109,330)

Less:
Cost of Property Sold              (1,276,998)
                                 -------------     -------------
Gross Profit on Sales                 114,672            -0-
                                 =============     =============

All of these sales were from the Company's project at Evergreen Manor II where a total of 7 condominium units sold during the period reported. There were during the same period, a total of 13 condominium units in escrow which had not yet closed. Only sales which have actually closed where the Company has received payment are reported here.

NOTE 13 - SUBSEQUENT EVENTS

In July, 2001, Senior Care purchased land in San Jacinto, California for a combination of cash and stock. Senior Care borrowed a total of $2,000,000 which was secured by a lien against the property and was cross-collateralized with a third deed of trust on Evergreen Manor II. From the loan proceeds, Senior Care paid $1,500,000 to the seller of the property and also paid a total of 1,300,000 shares to the seller. Those shares had been previously issued prior to the actual close of the transaction and are reported in recent issues of stock. The stock had been issued to Perdico Properties Trust on April 26, 2001. The entire transaction had a present value as of the date of the close of escrow of $3,000,000. At the time of close, a plot map was recorded with the County of San Bernardino which will allow Senior Care to build a total of 223 homes. The project is zoned for senior housing.

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